Exhibit (l)(1)

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

September 12, 2024

Great Elm Capital Corp.

3801 PGA Blvd., Suite 603

Palm Beach Gardens, Florida 33410

Ladies and Gentlemen:

Great Elm Capital Corp., a Maryland corporation (the “Company”) has filed with the Securities and Exchange Commission a Registration Statement on Form N-2 (the “Abbreviated Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), $6,900,000 aggregate principal amount of the Company’s notes due 2029 (the “Securities”), including up to $900,000 aggregate principal amount of Securities subject to the underwriters’ option to purchase additional Securities, as described in the Registration Statement on Form N-2 (File No. 333-281177) initially filed on August 1, 2024 and declared effective on September 12, 2024 (the “Initial Registration Statement”). The Securities are to be purchased by certain underwriters and offered for sale to the public together with the securities registered pursuant to the Initial Registration Statement. The Securities are to be issued pursuant to the provisions of the Indenture, dated as of September 18, 2017 (the “Base Indenture”) between the Company and Equiniti Trust Company, LLC, as trustee (the “Trustee”), as supplemented by the Seventh Supplemental Indenture establishing the terms of the Securities, to be entered into by the Company and the Trustee (the “Seventh Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Great Elm Capital Corp.	2	September 12, 2024

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the definitive terms of the Securities to be sold have been approved by or on behalf of the Board of Directors of the Company, and when the Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for in accordance with the terms of the Underwriting Agreement referred to in the prospectus included in the Initial Registration Statement and incorporated by reference in the Abbreviated Registration Statement, the Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law, (y) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that the Company is validly existing as a corporation in good standing under the laws of the State of Maryland. In addition, we have assumed the Indenture and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate. Insofar as the foregoing opinion involves matters governed by the laws of Maryland, we have relied, without independent inquiry or investigation, on the opinion of Venable LLP filed with the Abbreviated Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Abbreviated Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus included in the Initial Registration Statement and incorporated by reference in the Abbreviated Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP